Exhibit 10.54(f)(12)

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement is made and entered into as of November 19, 2002, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and Brud Drachman (“Executive”).

Recitals

A)	On January 11, 2000 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	On January 24, 2001, a First Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

C)	On June 1, 2001, a Second Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

D)	Pursuant to a Memorandum dated October 16, 2001, Executive’s Annual Base Salary was increased to $157,000, effective as of September 1, 2001.

E)	On January 16, 2002, a Third Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

F)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 1.1 of the Agreement which provides:

1.1 Position and Duties. Executive shall serve as Senior Vice President of Employer. Executive shall have such duties and authority as are customary for, and commensurate with, such position, and other related duties and authority as may from time to time be delegated or assigned to him by the Chief Executive Officer or the Board of Directors of Employer. Executive shall discharge his duties in a diligent and professional manner.

is hereby amended, effective November 19, 2002, to provide as follows:

1.1 Position and Duties. Executive shall serve as Executive Vice President of Employer. Executive shall have such duties and authority as are customary for, and commensurate with, such position, and other related duties and authority as may from time to time be delegated or assigned to him by the Chief Executive Officer or the Board of Directors of Employer. Executive shall discharge his duties in a diligent and professional manner.

2.	Section 2.1 of the Agreement which, as amended, provides:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $157,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2003, to provide as follows:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $177,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

3.	All other terms of the Employment Agreement shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

PRICESMART, INC.

Brud Drachman	By: /s/ GILBERT A. PARTIDA

/s/ BRUD DRACHMAN	Name: Gilbert A. Partida

Its: President